INDOOR POSITIONING ANA L YTICS NADIR ALI CEO Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 12, 2017 Relating to Preliminary Prospectus dated June 12, 2017 Registration Statement No. 333 - 218173

INPIXON – INDOOR POSITIONING ANALYTICS

OFFERING SUMMARY

Issuer	Inpixon
Exchange: Ticker	NASDAQ CM: INPX
Offering Size	$10 million
Use of Proceeds	Growth Capital, Convertible Note and General Corporate Purposes
Over-Allotment Option	15% (Primary)
Sole Bookrunner	Aegis Capital

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© 2017 Copyright Inpixon | All Rights Reserved 3 SAFE HARBOR STATEMENT I N D O O R P O S I T I O N I N G A N A L Y T I C S • Safe Harbor Statement under the Private Securities Litigation Act • This presentation includes forward - looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 . These forward - looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control . Actual events and results may differ materially from those anticipated, estimated, projected or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect . Factors that could affect actual results include but are not limited to product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations, results of litigation, problems with technology, and/or other factors outside the control of Inpixon, Inc . and its subsidiaries (the “Company”) . • The forward - looking statements included in this presentation are based on our current expectations, estimates and projections, and the underlying assumptions thereof, about the Company’s operations, industry, financial condition and liquidity, as of the date hereof . Statements containing words such as “expect”, “believe”, “should”, “anticipate”, “intend”, plan”, “may”, “will”, or similar expressions constitute forward - looking expressions . These forward - looking statements include, but are not limited to, statements about our proposed acquisitions, our anticipated cash flow balances, the future of the Internet Services market, our projected user base, our planned services and marketing initiatives, our ability to compete successfully in our industry, projected operating expenses, projected operating efficiencies, revenues, and capital requirements, and our projected cash position . • Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict . Therefore our actual results could differ materially and adversely from those expressed in any forward - looking statements . The Company undertakes no obligation to publicly update any forward - looking statement, whether as a result of new information, future events or otherwise . Statements in this presentation, including factors that we believe may impact our results, are not intended to be exclusive . Additional factors that could cause results to differ materially from those described in the forward - looking statements can be found in the Company’s Annual Report on Form 10 - K and other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www . sec . gov) .

INPIXON IS REDEFINING THE INDOORS I N D O O R P O S I T I O N I N G A N A L Y T I C S • Capture 100% of the Devices • Wireless • Wi - Fi • Bluetooth • 100% Anonymity Indoor Positioning Data Analytics & Intelligence © 2017 Copyright Inpixon | All Rights Reserved 4 • Up to 1000x faster than other platforms • Simple setup • Low cost, High ROI • Plays nice with others • Commercial and Security efficacy

I N D O O R RETAIL CHALLENGE Footfall Statistics Point of Sales Data Manual Counters BYOD Epidemic Sensitive Data is at Risk Unauthorized Recordings P O S I T I O N I N G A N A L Y T I C S IOT & DATA SECURITY GAPS © 2017 Copyright Inpixon | All Rights Reserved 5

© 2017 Copyright Inpixon | All Rights Reserved IPA IS NEEDED EVERYWHERE I N D O O R P O S I T I O N I N G A N A L Y T I C S SHOPPING MALLS AIRPO R TS HOSPI T ALS BANKS OFFICES SHOWS & ARENAS UNIVERSITIES MANUFACTURING GOVT. AGENCIES HOSPITALITIES * Market s an d Market s Researc h 6

MARKET SIZE IS GROWING I N D O O R P O S I T I O N I N G & A N A L Y T I C S Over 2,000,000 Acres of covered space needs IPA The indoor location market size is estimated to grow from $ 4.72 Billion in 2016 to $ 23.13 Billion by 2021, at a (CAGR) of 37.4%. [Source: Markets & Markets] $4.72 Billion 2016 Location Analytics Market $16.34 Billion 2021 Indoor Location Market $23.13 Billion 2021 CAGR 37.4%

© 2017 Copyright Inpixon | All Rights Reserved 8 INPIXON SECURITY DOME I N D O O R P O S I T I O N I N G A N A L Y T I C S Inpixon zone breach alert ALERT: Unknown mobile device entered secure conference room at 11:32:16AM on 06/17/17. SECURITY DOME VISUALIZATION

IPA CAN ENABLE EVERY INDOOR I N D O O R P O S I T I O N I N G A N A L Y T I C S © 2017 Copyright Inpixon | All Rights Reserved 9 AR & VR Digital Display NFC RFID IoT Campaign Big Data IPA Data Science Platform Unique Customer Experience

© 2017 Copyright Inpixon | All Rights Reserved 10 Airport stakeholders can track wait times of each security check point. ACTIONABLE INFORMATION FOR BUSINESS • Staffing configuration • Happier travelers U S E C A S E I L L U S T R A T I O N O N L Y • Demand response • Shopping revenue

SIGNIFICANT IMPACT FROM IPA SENSOR DATA I N D O O R P O S I T I O N I N G A N A L Y T I C S © 2017 Copyright Inpixon | All Rights Reserved 11 Inpixon IPA identifies 5X more visitors than Wi - Fi Inpixon IPA depicts precise journey path

INDOOR POSITIONING ANALYTICS

DATA MONETIZATION

WE MAKE MONEY

Location Big Data
External monetization of visitor and venue data

Location Advertising
Enable promotional and loyalty programs

Location Analytics
Internal and Brand tenant performance optimization


$$$
$$$$
$$$
$$
$$$
$$$

THEY SAVE MONEY

Resource Allocation
Gain operational intelligence and trend analysis

Reduce Risk
- Use device reputation and device fingerprinting to prevent theft and fraud

Evaluate Programs
Verify profitability of promotional events with accurate data

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INDOOR POSITIONING ANALYTICS

INPIXON IPA EVOLUTION



Collect Location Data +
Analyze Data +
Intake Big Data +
Deliver Intelligence



Integrate Online User Data +
Location User Data +
Buying Preference Data +
Build Omnichannel Persona



Attribute to User Persona Social Media +
Deliver Real-time Content on Device +
Deliver to Digital Display on Location +
Engage to Complete the Sales Process

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INDOOR POSITIONING ANALYTICS

PURPOSE-BUILT TECHNOLOGY & SERVICES

	Indoor Position Analytics	Wi-Fi Discovery	Cellular Discovery	Bluetooth Discovery	Sub-10ft Accuracy	Unmanaged Device Discovery
inpixon GPS for the Indoors	Full solution	Full solution	Full solution	Full solution	Full solution	Full solution
Cisco, Aruba Networks, skyfii IO, Mist	Partial or limited	Full solution	Weak or not available	Partial or limited	Weak or not available	Partial or limited
Extreme Connect Beyond the Network, NETSCOUT	Weak or not available	Full solution	Partial or limited	Weak or not available	Partial or limited	Partial or limited
RetailNext, Aislelabs, Euclid analytics	Partial or limited	Partial or limited	Weak or not available	Full solution	Weak or not available	Weak or not available
ATLAS, beacon Advisory | Analytics, Coursa retail	Partial or limited	Partial or limited	Weak or not available	Partial or limited	Weak or not available	Weak or not available

Full solution Partial or limited Weak or not available

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SUBSCRIPTION MODEL I N D O O R P O S I T I O N I N G A N A L Y T I C S 0 20000 40000 60000 80000 100000 120000 140000 Year 1 Year 2 Year 3 Year 4 Sample Model 1 acre equals to 43 , 000 sq . feet . Sensor costs $ 1 per sq . foot ; installation costs $ 1 per sq . foot ; maintenance $ 0 . 75 per sq . foot annually . Data subscription from that acre will be $ 3 per sq . foot/ year totaling $ 129 , 000 . EXAMPLE: © 2017 Copyright Inpixon | All Rights Reserved 15 Sensor Cost Installation Cost Maintenance Cost Revenue Margin

INDOOR POSITIONING ANALYTICS

MEDIA COVERAGE ON THE RISE

How Brick and Mortar Will Leverage Data and Analytics
Natalie Dolce, *Globe St.*

GlobeSt.com – Real estate is our domain

IoT Time Podcast S.2 Ep. 26: Inpixon
Ken Briodagh, *IoT Evolution*

IoT Evolution

Retailers, Time to Catch Up to Amazon Go Before It's Too Late
Craig Harper, *Retail Touchpoints (contributed)*

retail TouchPoints

Inpixon CMO Soumya Das: Retail Is Shifting — Not Dying
Lauryn Chamberlain, *GeoMarketing*

GeoMarketing from yext

Payless becomes latest victim of retail decline. Can it make a comeback?
Amanda Hoover, *Christian Science Monitor*

The Christian Science Monitor

Pulling Visibility from the Airwaves
Matt Brunk, *No Jitter*

no jitter

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INSERT YOUR GREAT SUBTITLE HERE

GLOBAL PIPELINE & CUSTOMER BASE



CUSTOMER 30 ACRES	PIPELINE 280 ACRES	CUSTOMER X ACRES	PIPELINE 5 ACRES
North America		Africa	
CUSTOMER X ACRES	PIPELINE 4 ACRES	CUSTOME R 4 ACRES	PIPELINE 42 ACRES
Latin America		Asia	
CUSTOMER 16 ACRES	PIPELINE 70 ACRES	CUSTOMER X ACRES	PIPELINE 8 ACRES
Europe		Australia	

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© 2017 Copyright Inpixon | All Rights Reserved 18 FINANCIAL PERFORMANCE I N D O O R P O S I T I O N I N G A N A L Y T I C S Issuer - INPX Market Cap $5 MM Basic Shares Outstanding 2 . 5 MM Options/Warrants . 9 MM Fully Diluted Shares Outstanding 3 . 4 MM Debt $ 1 1 MM For the year ended December 31 st ( in 000’s) 2016 IPA Product Revenue $4,875 VAR Revenue $48,292 Total Revenues $53,167 Gross Profit $14,297 Gross Margin % 27% Adjusted EBITDA $(9 , 840) For the three months ended March 31 st (in 000’s) 2017 Net Revenues $13,481 Gross Profit $3,288 Gross Margin % 24% Adjusted EBITDA $(3 , 326)

INDOOR POSITIONING ANALYTICS

GREATER FOCUS – FASTER GROWTH – BIGGER RETURN

Focus on Indoor Positioning and Analytics

Inpixon IPA will change the landscape of the Indoors both from business growth and cyber physical security with its sensor infrastructure and analytics engine


INSTALL
MAINTENANCE
ANALYTICS DEV
SENSOR COST
GROSS MARGIN
Sensor & Analytics

INVESTMENT STATS

MONEY RAISED

- Over $400M Invested in EUCLID, PLACE IQ, MIST, xAD, FACTUAL, ZENREACH and others

VALUATION & EXITS

- SNAP acquired Placed $200M+ 6/2017
- Honeywell acquires JDA software

Divest the VAR Business

Inpixon commercial and federal reseller operation will be divested to focus on the IPA business


MARGIN
SERVICES
COST
CISCO PARTNER
Premier Certified
EMC² BUSINESS PARTNER
veeam
NetApp
hp
ORACLE
IBM

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INDOOR POSITIONING ANALYTICS

INPIXON LEADERSHIP TEAM



Nadir Ali
Chief Executive Officer
- Oversee strategy direction and operations of the company
- Prior experience: Tira Capital; Isadra; Deloitte Consulting
- BA, University of California, Berkeley



Kevin Harris
Chief Financial Officer
- Oversees the financial and administrative units
- Prior experience: KPMG; Statmon Tech; CyberDefender; Response Genetics
- BS in Business Administration, Cal State, San Bernardino



Zaman Khan
President Inpixon Federal
- Responsible for all Federal sales and operations
- Prior experience: Intelligent Decisions; WIN Labs
- BA, TC Williams



Craig Harper
Chief Technology Officer
- Leads engineering and professional services teams
- Prior experience: Apisphere; CTO at irisnote
- MBA, Babson College; BS UC San Diego



Soumya Das
Chief Marketing Officer
- Leads corporate, product marketing, and new business strategy
- Prior experience: Identiv; SecureAuth; Oracle; Opentext
- MBA, UK; BBM, India



Bret Osborn
Chief Sales Officer
- Manages direct sales, worldwide reseller partner and SI channels
- Prior experience: Lanier; EMC; Lilen Systems
- BA, Humboldt State University

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WE ARE CYBERNATING INDOOR DESTINATIONS BY CONNECTING THE PHYSICAL AND DIGITAL WORLDS INVEST WITH US I N D O O R P O S I T I O N I N G A N A L Y T I C S PATENTED TECHNOLOGY Capture anonymous visitor data from any mobile device IoT HUB Provide location and user context to all future IoT apps DATA SUBSCRIPTION Continue to collect richer data and offer better intelligence

© 2017 Copyright Inpixon | All Rights Reserved 22 Appendix I N D O O R P O S I T I O N I N G A N A L Y T I C S

INDOOR POSITIONING ANALYTICS

OMNISCIENT SENSORS AND ANALYTIC GENIUS


Dwell At A Location
Visitors To A Destination or Retailer
How Many Destinations, Retailers or Other Offers Were Visited?
914,011
Visits
04:55
Avg. Visit Duration
4,084,446
Pageviews
45,690
Goals Completed
4.47
Pages / Visit
46.41%
Bounce Rate
App Promotions Collected or Redeemed
How Many Visitors Went To A Location And Didn't Stay?
Visitors
54%
46%
New
Returning
Traffic Sources
12%
47%
21%
7%
13%
Visitor Frequency New Vs. Returning
Visitor Profile

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INDOOR POSITIONING ANALYTICS

SECURITY DOME VISUALIZATION



DETECTION
Passive identification of all devices on the premises

PREVENTION
Alert notification based on rules when unknown devices are detected in restricted area

CONTINUOUS PROTECTION
Proactive policy administration for secured zones through MDM, Asset Tracking and Multifactor Authentication

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INDOOR POSITIONING ANALYTICS

DRIVE MORE REVENUE

- Visualize Customer Journey
- Understand Consumer Behavior
- Measure Marketing Campaigns
- Understand Event Effectiveness
- Validate Capex Improvements
- Increase In-Mall Media Spend
- Ascertain Brand Synergy
- Create A Perfect Tenant Mix

PROVIDE BETTER SECURITY

- Stop Blue-jacking / Blue-snarfing
- Detect & Monitor IoT Devices
- Identify Known vs. Unknown Devices
- Manage BYOD Policies & Zones
- Multifactor Authentication
- Device Reputation
- Protect Assets and Access
- Gain Situational Awareness

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© 2016 Copyright | All Right Reserved INPIXON C OMPETITIVE ADVANTAGE I N D O O R P O S I T I O N I N G A N A L Y T I C S 100% DEVICE IDENTIFICATION We support Cellular, Wi - Fi, Bluetooth, Beacons or any other RF signals FASTER ANALYTICS High performance Data Mining Engine 100% ANONYMOUS DATA We collect Anonymous Data – Compliant with EU’s Personal Identifiable Information regulation PARTNER READY We have a PSG, VAR, Channel Partner community to support rapid deployment

27 CUSTOMERS & PARTNERS I N D O O R P O S I T I O N I N G A N A L Y T I C S Government Business & Security Channel & Alliances © 2017 Copyright Inpixon | All Rights Reserved

© 2017 Copyright Inpixon | All Rights Reserved 28 INPIXON Inpixon has filed a registration statement (including a prospectus) on Form S - 1 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about Inpixon and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov . Alternatively, we or any underwriting participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019, telephone: 212:813 - 1010, email: prospectus@aegiscap.com NASDAQ: INPX WW W .INPIXON.COM

© 2017 Copyright Inpixon | All Rights Reserved 29 http://www.marketsandmarkets.com/Market - Reports/ proximity - marketing - market - 110584904.html http://www.marketsandmarkets.com/Market - Reports/ smart - factory - market - 1227.html http://www.marketsandmarkets.com/Market - Reports/ smart - hospitality - market - 93242156.html http://www.marketsandmarkets.com/Market - Reports/ smart - digital - education - market - 571.html